EXHIBIT 10.1

Insulet Corporation
100 Nagog Park, Acton, MA 01720
March 4, 2024
Ana Maria Chadwick
[Address]

Dear Ana,

Insulet Corporation is pleased to offer you the full-time position of EVP, Chief Financial Officer, reporting directly to Jim Hollingshead, President and CEO. We are excited about the prospect of you joining Insulet and look forward to your meaningful contribution to the team. This position is eligible for 100% remote working arrangements (may work from home/virtually 100%; may also work hybrid on-site/virtual as desired). This offer of employment is contingent upon the satisfactory completion of a background check prior to your start date of April 1, 2024.

Your salary will be $24,230.77 biweekly (equivalent to $630,000.00 on an annualized basis), paid in accordance with the Company’s normal payroll practices as established or modified from time to time.

You are eligible to participate in our annual bonus program beginning calendar year 2024, with a target of 70.00% of your base salary. Any payout for the current calendar year will be pro-rated based on your date of hire. Payout typically takes place in the first quarter following the end of the calendar plan year. The design of the Company’s annual bonus program will be determined by the Company and there are no guarantees with respect to how any design changes will affect future bonus payments to you.

The Company is committed to sharing its continued success with its employees through long- term incentive opportunities. You will be eligible to participate in the Company's long-term incentive program, with an annual equity target of $2,500,000.00, with a first award in 2024. Awards are discretionary and not guaranteed. The design of the Company's annual equity program will be determined by the Company and there are no guarantees with respect to how any design changes will affect future equity awards to you.

As your start date is after the annual equity award date, for the 2024 performance year you will receive an equity award which will be delivered to you 50% in the form of restricted stock units (“RSUs”) and 50% in the form of performance stock units (“PSUs”). The actual number of stock units granted to you will be calculated by dividing the dollar value of the RSU and PSU awards by the closing price of a share of Insulet common stock on the grant date.
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RSUs will vest in substantially equal installments on the first, second, and third anniversary of the grant date. PSUs vest subject to the performance criteria and vesting provisions over a three-year performance period.

You will receive a sign-on equity award, with a grant date fair value of $1,000,000.00, which will be delivered to you in the form of restricted stock units (“RSUs”).  The actual number of RSUs granted to you for your sign-on award will be calculated by dividing the dollar value of the RSU award by the closing price of a share of Insulet common stock on the grant date.  These RSUs will vest in substantially equal installments on the first, second, and third anniversary of the grant date.  The Company grants equity once a month. Your grant will be issued as soon as administratively possible following your start date based on our monthly grant cadence. The material terms of your sign-on award will be contained in a terms and conditions document which will be issued to you at the time of grant.  The terms and conditions document under which each award is issued shall govern.

The Company grants equity once a month. Your grants will be issued on the first trading day of the month following the month in which you commence employment, based on our monthly grant cadence. The material terms of your sign-on award will be contained in a terms and conditions document which will be issued to you at the time of grant. The terms and conditions document under which each award is issued shall govern.

In addition, the company will pay you a one-time signing bonus of $125,000.00 payable within 30 days of your hire date. This is considered taxable income.  If you leave the company voluntarily within one year of your hire date, you will be required to pay back the signing bonus.

You are eligible for severance and change in control benefits pursuant and subject to the terms of the Insulet Corporation Amended and Restated Executive Severance Plan. You will also be eligible to participate in the Company’s benefits programs to the same extent as, and subject to the same terms, conditions, and limitations applicable to, other similarly situated employees of the Company. For a more detailed understanding of the benefits and the applicable eligibility requirements, please consult the applicable summary plan descriptions.

In order to protect the Company’s substantial investment of time and money in the creation and maintaining of its Confidential Information and good-will with its Clients and Contacts, all personnel are required to execute the Company’s standard Proprietary Information and Non-Competition Agreements as a condition of your employment with the Company. Also, just as the Company regards the protection of our trade secrets and other confidential information as a matter of great importance, we also respect that you may have obligations to your present or other prior employers (including safeguarding its confidential information), and we expect you to honor them as well. To that end, we expect that you will not take any documents or other confidential information from your employer of any kind, if and when you depart. Further, you should not bring with you to the Company, or use in the performance of your responsibilities for our Company, any confidential or proprietary business information, materials, or documents of a former employer.

1 (800) 591-3455 | 100 Nagog Park, Acton, MA 01720 017             978.600.7000 NASDAQ PODD Insulet.com

While we are hopeful and confident that our relationship will be mutually rewarding, satisfactory, and sustaining, this letter shall not be construed as an agreement, either express or implied, to employ you for any stated term and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to end the employment relationship, for any reason, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. Also, this letter constitutes our entire offer regarding the terms and conditions of your employment by the Company, and it supersedes any prior agreements or other promises or statements (whether oral or written) regarding the offered terms of employment. Your employment with Insulet shall be governed by and construed under the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.

For the purpose of completing the I-9 form, you will be required to provide documentation to demonstrate your eligibility to work in the United States. As required by federal law, this verification must occur by the third day of your employment.

It is with great pleasure that we welcome you to Insulet! We recognize that our success is the direct result of the contributions made by our dedicated and talented workforce. We look forward to further strengthening the Insulet team with your contributions.

Best regards,

/s/ Dan Manea

Dan Manea
Chief Human Resources Officer

Acceptance: Your signature below confirms your acceptance of the offer to join Insulet as EVP, Chief Financial Officer and also confirms you have reviewed the job description for this position and that you meet the minimum qualifications required of this role.

/s/ Ana M. Chadwick

Signature
1 (800) 591-3455 | 100 Nagog Park, Acton, MA 01720 017             978.600.7000 NASDAQ PODD Insulet.com